Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:	Chris Watson KVH Industries 401-845-8138 cwatson@kvh.com

KVH Provides First Quarter Update

MIDDLETOWN, RI – April 7, 2009 – KVH Industries, Inc., (Nasdaq: KVHI) announced today that preliminary indications are that the company will report revenue of approximately $18 million for the first quarter of 2009 compared to revenue of $23.1 million in the year earlier period. Due to the revenue shortfall, the company’s preliminary estimate is that it will report a loss of roughly $0.18 per share for the first quarter, below its original expectations of a more modest loss. In the first quarter of 2008, KVH reported net income of $1.6 million or $0.11 on a per-diluted share basis.

The company’s prior guidance anticipated that first quarter 2009 revenue would be approximately 10% lower than the same period last year. However, the declining macro-economic conditions during the first quarter and their impact on sales of boats, cars and recreational vehicles affected the sale of KVH’s mobile satellite television products to the leisure markets. The reduction in sales of KVH’s TracVision® products for new leisure vessels and vehicles accounted for the majority of the decline in company revenues. Illustrating the challenges faced in the leisure market, two leading recreational vehicle manufacturers that sold KVH products as factory-installed options declared bankruptcy during the first quarter. Sales of the TracPhone® V7 and mini-VSAT Broadbandsm service to the commercial maritime market along with sales of military products appear to have met the company’s expectations for the quarter.

Recently the company also received significant orders for its military and commercial products, much of which are expected to begin shipping in the second quarter. Taking these orders into account along with the company’s prior backlog, the company expects that its second quarter results will be sequentially better than those for the first quarter of 2009. Nevertheless, economic conditions continue to be a significant challenge and make it a difficult environment in which to project performance.

KVH’s first quarter closed on March 31, 2009, and all statements in this release reflect a preliminary analysis of the company’s quarterly financial results. The company expects to release its first quarter 2009 results on April 23, 2009.

About KVH Industries, Inc.

KVH Industries (www.kvh.com) is a leading manufacturer of solutions that provide global high speed internet, television and voice services via satellite to mobile users at sea, on land, and in the air. KVH is also a premier manufacturer of high performance sensors and integrated inertial systems for defense and commercial guidance and stabilization applications. The company is based in Middletown, RI, with facilities in Tinley Park, IL, and Kokkedal, Denmark.

This press release contains forward-looking statements that involve risks and uncertainties. For example, forward-looking statements include statements regarding our financial goals for future periods, anticipated revenue growth, anticipated profitability, anticipated orders for our mobile communication and military products, and anticipated improvements in our competitive position. The actual results we achieve could differ materially from the statements made in this press release. Factors that might cause these differences include, but are not limited to: the impact of the worsening recession, such as availability of consumer credit or increases in fuel prices, on the sale and use of motor vehicles and marine vessels; delays or an inability to expand coverage of the mini-VSAT Broadband service to new regions; the potential inability to secure adequate Ku-band satellite capacity or the licenses necessary for any expansion of the mini-VSAT Broadband network; risks associated with the delivery or performance of critical hardware; future decisions about the expected profitability of additional satellite regions; the need for qualification of products to customer or regulatory standards; unanticipated declines or changes in customer demand, due to economic, seasonal and other factors, particularly with respect to the TracPhone V7; the unpredictability of order timing, purchasing schedules and priorities for our defense products; order cancellations or unexercised options, particularly for longer-term defense orders; and weakened consumer demand for our products and services, especially at the more price sensitive low end of our product offerings. These and other factors are discussed in more detail in our Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 13, 2009. Copies are available through our Investor Relations department and website, http://investors.kvh.com. We do not assume any obligation to update our forward-looking statements to reflect new information and developments.

KVH, TracVision, and TracPhone are registered trademarks of KVH Industries, Inc. “mini-VSAT Broadband” is a service mark of KVH Industries, Inc. All other trademarks are the property of their respective companies.

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